Exhibit 5.1
June 2, 2006
LSB Corporation
30 Massachusetts Avenue
North Andover, Massachusetts 01845
Ladies and Gentlemen:
     This opinion is furnished to you in connection with the registration statement on Form S-8 (the “Registration Statement”) being filed on the date hereof with the Securities and Exchange Commission for the registration of 400,000 shares (the “Shares”) of Common Stock, $.10 par value, of LSB Corporation., a Massachusetts corporation (the “Company”). We understand that the Shares will be offered and sold to directors, officers and employees of the Company upon exercise of options granted or awards of restricted stock pursuant to the LSB Corporation 2006 Stock Option and Incentive Plan, which Plan was approved by the stockholders and adopted by the Company on May 2, 2006 as a stock option and incentive compensation plan of the Company (the “Plan”). In rendering the opinion below, we do not express any opinion as to any law other than the federal laws of the United States of America and the laws of the Commonwealth of Massachusetts.
     We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon we are of the opinion that the Shares have been duly and validly authorized and, when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.
Very truly yours,
/s/ Gallagher, Callahan & Gartrell, P.C.